Exhibit 4

Japanese Semi-Annual Securities Report for the six-month ended September 30, 2003, as filed with the Director of the Kanto Local Finance Bureau on December 24, 2003, which includes the following:

I.   Corporate information

     A.   Corporate overview

          1. Major business indices during three semi-annual periods and two fiscal years
          2.   Overview of business
          3.   Associated companies
          4.   Employee information

     B.   Business

          1.   Business results
          2.   Production, orders and sales
          3.   Management issues
          4.   Material contracts, etc.
          5.   Research and development

     C.   Capital assets

          1.   Changes in important capital assets
          2.   Plans for addition or disposition of capital assets

     D.   Company information

          1.   Share information, etc.
               a.   Total number of shares, etc.
               b.   Stock acquisition rights
               c.   Number of shares outstanding, changes in capital stock, etc.
               d.   Major shareholders
               e.   Voting rights
          2.   Changes in share price
          3.   Directors and corporate auditors

     E.   Financial information

          1.   Semi-annual consolidated financial statements and notes, etc.
          2.   Semi-annual unconsolidated financial statements and notes, etc.

     F.   Reference materials


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II.  Information on guarantors (none)